CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated January 21, 2000, on the consolidated statement of condition of Cowlitz Bancorporation and Subsidiaries as of December 31, 1999 and the consolidated statements of income, changes in shareholder's equity and cash flows for the years ended December 31, 1999 and 1998, included in Cowlitz Bancorporation's Form 10-K for the year ended December 31, 2000, into Cowlitz Bancorporation's previously filed Form S-8 Registration Statement File No. 333-48607. It should be noted that we have not audited any financial statements of Cowlitz Bancorporation subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.


San Francisco, California                             /s/ Arthur Andersen LLP
March 19, 2001


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